Exhibit 99.1

Bakkt Provides Details on Certain Preliminary Financial Results for Fourth Quarter 2021

ALPHARETTA, GA – February 3, 2022 – Bakkt Holdings, Inc. (“Bakkt”) (NYSE: BKKT) announced today details on certain preliminary financial results for fourth quarter 2021, which reflect, among other things, certain impacts of its business combination with VPC Impact Acquisition Holdings (VIH) that closed on October 15, 2021.

Intercontinental Exchange, Inc. (NYSE: ICE) (“ICE”) announced today that its fourth quarter results will include an estimated ($92 million)1 loss on its equity method investment associated with its initial 68% non-controlling investment in Bakkt for the post-business combination period from October 15 – December 31, 2021. In order to provide additional context, Bakkt expects a pre-tax loss of approximately ($150 - $155 million) for the post-business combination period. These preliminary results include certain significant items related to the business combination, which are largely non-cash, and include:

•

Non-cash compensation estimated charge of ($45 - $50 million) related to the issuance of Class V common stock of Bakkt and common units of the former Bakkt parent company in exchange for legacy interests in that former parent company using an initial aggregate valuation of $2.1 billion;

•	Estimated acquisition-related expense of ($2 million) related to the business combination with VIH; and

•	Non-cash mark-to-market expense of approximately ($79 million) related to the fair value of warrant liabilities issued by VIH prior to the business combination.

As previously announced, Bakkt will issue its fourth quarter and full year 2021 earnings on February 17, 2022 before the market opens. Management will host a conference call on the same day at 9:00 a.m. EST to discuss the results. Please refer to our earlier press release for further information.

Disclaimers

Bakkt is in the process of completing its year-end close and review procedures of its financial statements for the fourth quarter and full year of 2021. The preliminary financial results presented in this press release are unaudited and are thus inherently uncertain and subject to change as Bakkt completes its financial results. As it finalizes its financial statements and related notes as of and for the year ended December 31, 2021, Bakkt and its independent registered public accountants may identify items that could cause final reported results to be materially different from the preliminary financial estimates presented herein. Furthermore, additional information and disclosures would be required for a more complete understanding of Bakkt’s financial position and results of operations as of and for the fourth quarter, including review of Bakkt’s results for the period prior to the consummation of the business combination (i.e., October 1, 2021 – October 14, 2021), none of which are provided in this press release.

[1]	The amount is a preliminary estimate that does not reflect all adjustments made as part of Bakkt’s year-end financial statement close process, including Bakkt’s final adjustments for tax.

Accordingly, undue reliance should not be placed on the preliminary information presented in this press release.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, the preliminary financial results, among others. Forward-looking statements can be identified by words such as “will,” “likely,” “expect,” “continue,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Bakkt’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Bakkt’s control. Actual results and the timing of events may differ materially from the results anticipated in such forward-looking statements. You are cautioned not to place undue reliance on such forward-looking statements. Such forward-looking statements relate only to events as of the date on which such statements are made and are based on information available to us as of the date of this press release. Other than as required by law, we undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in such forward-looking statements: (i) a delay or failure to realize the expected benefits from the business combination; (ii) risks related to disruption of management time from ongoing business operations due to post-closing business combination matters; (iii) the impact of the ongoing COVID-19 pandemic; (iv) changes in the markets in which Bakkt competes, including with respect to its competitive landscape, technology evolution or regulatory changes; (v) changes in the markets that Bakkt targets; (vi) risk that Bakkt may not be able to execute its growth strategies, including identifying and executing acquisitions; (vii) risks relating to data security; and (viii) risk that Bakkt may not be able to develop and maintain effective internal controls. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the definitive proxy statement/prospectus filed by Bakkt (under the name VPC Impact Acquisition Holdings) on September 17, 2021 and other filings that Bakkt may, from time-to-time, make with the Securities and Exchange Commission.

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About Bakkt

Bakkt is a trusted digital asset platform that enables consumers to buy, sell, store and spend digital assets. Bakkt’s platform, now available through the Bakkt App and to partners, amplifies consumer spending and bolsters loyalty programs, adding value for all key stakeholders within the Bakkt payments and digital assets ecosystem. Launched in 2018, Bakkt is headquartered in Alpharetta, GA. For more information, visit: https://www.bakkt.com/ | Twitter @Bakkt | LinkedIn https://www.linkedin.com/company/bakkt/

Bakkt-C

Source: Bakkt Holdings, Inc.

Contacts

Investor Relations

Ann DeVries, Head of Investor Relations

Ann.DeVries@bakkt.com

Media

Lauren Post, Head of Communications

Lauren.Post@bakkt.com